UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 12, 2016 (February 9, 2016)

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	Commission File Number	I.R.S. Employer Identification No.

Windstream Holdings, Inc.	Delaware	001-32422	46-2847717
Windstream Services, LLC	Delaware	001-36093	20-0792300

4001 Rodney Parham Road
Little Rock, Arkansas		72212
(Address of principal executive offices)		(Zip Code)

	(501) 748-7000
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On February 9, 2016, Judy K. Jones and William A. Montgomery informed the boards of directors (collectively, the “Boards”) of Windstream Holdings, Inc. (the “Company”) and Windstream Services, LLC (“Windstream Services”) of their intention not to stand for re-election to the Company’s Board at the Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”), currently scheduled to be held on May 12, 2016.  Accordingly, their service as directors of the Company and Windstream Services will end at the Annual Meeting.

(d)    Also, on February 9, 2016, each of the Boards increased its size from nine to eleven directors and appointed Jeannie H. Diefenderfer and Larry Laque to fill the newly created vacancies effective immediately. In May 2016, Ms. Diefenderfer and Mr. Laque will begin serving on the Board’s Governance and Audit Committees, respectively.

Ms. Diefenderfer and Mr. Laque will be compensated for their board service in accordance with the director compensation policy previously approved by the Boards for non-employee directors, which is more fully described in the “Compensation of Directors” section of the Company’s definitive proxy statement for its 2015 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 31, 2015, and will receive pro-rated amounts of the annual cash retainer and the annual restricted stock grant for the period from the date of their appointments until the Annual Meeting. Ms. Diefenderfer and Mr. Laque will also enter into the Company’s form of indemnification agreement for directors and executive officers.

There are no arrangements or understandings between Ms. Diefenderfer or Mr. Laque and any other person pursuant to which they were selected to serve on the Boards, nor are either of the new directors party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

WINDSTREAM HOLDINGS, INC.

By:	/s/ Kristi M. Moody
Name:	Kristi M. Moody
Title:	Senior Vice President and Corporate Secretary

WINDSTREAM SERVICES, LLC

By:	/s/ Kristi M. Moody
Name:	Kristi M. Moody
Title:	Senior Vice President and Corporate Secretary

February 12, 2016